Exhibit 10.1

17 March 2020

Ms. Noreen Griffin

President & Chief Executive Officer

Cytocom, Inc.

3001 Aloma Ave., Winter Park, FL 32792

SUBJECT: BINDING LETTER OF INTENT

Dear Ms. Noreen Griffin:

Immune Therapeutics Inc. (“IMUN”) and Cytocom, Inc. (“CYTO”) have been discussing a possible collaboration between the two companies to create a program to develop Lodonal™ (IRT-103) and IRT-101 as a therapeutic intervention for COVID-19 infections and also as a potential prophylactic agent to attenuate the spread of the disease. Both parties are interested in entering into a definitive collaboration agreement (the “Agreement”) between IMUN and CYTO to combat the COVID-19 pandemic.

In order to expedite the development and execution of the Agreement, we propose signing of this Letter of Intent (“LOI”) we enter into an exclusive period of negotiation for one hundred and twenty (120) days to complete the definitive Agreement. Accordingly, on behalf of IMUN, I am pleased to provide you with this binding LOI.

1. Collaboration. The goal of this collaboration is to leverage IMUN ’s expertise in drug development, regulatory and clinical trials to assist CYTO in bringing Lodonal™ and IRT-101 to market as a therapeutic intervention for COVID-19 and also as a prophylactic agent to attenuate the spread of the disease.

2. Consideration. For consideration for IMUN ’s assistance in their drug development programs, CYTO agrees to the following:

2.1 Michael Handley will assume the role of Interim CEO of CYTO.

2.2 IMUN will collaborate with CYTO on the development of Lodonal (IRT-103) and IRT-101 for the therapeutic intervention of COVID-19 in patients and also as a prophylactic agent to attenuate the spread of the disease (in addition to other potential indications as the parties will agree on from time-to-time).

2.3 IMUN will be responsible for filing New Drug Application for Lodonal and IRT-101 with the FDA.

2.4 IMUN will be responsible Type C Meeting with the FDA on behalf of CYTO.

2.5 IMUN will be responsible for providing final briefing package and protocols for COVID-19 prophylaxis and treatment.

2.6 IMUN will provide funding for COVID-19 treatment and prophylaxis under the Agreement

2.7 IMUN will develop and file the IND for Lodonal and IRT101 for the prophylaxis and treatment of COVID-19.

3. Collaboration Agreement. IMUN will draft the Collaboration Agreement (the “Agreement”) among IMUN and CYTO, and the parties will continue to negotiate, in good faith, the terms thereof.

4. Due Diligence. CYTO will continue to extend its full cooperation to IMUN and its development team. IMUN, its management team, scientists and clinicians shall to have full access to CYTO’s data, protocols and reports for Lodonal™ or IRT-101 use.

5. Public Announcements. Subject to applicable law, neither party hereto shall make any additional public announcement relating to this transaction until the signing of the collaboration agreement, and any announcements made thereafter will be mutually agreed upon and jointly made by the parties.

6. Filings and Applications. Each party shall continue to cooperate fully with the other party in furnishing any necessary information required in connection with (i) the preparation, distribution and filing with the Securities and Exchange Commission (“SEC”), in each case, if necessary, of a proxy statement, an information statement, and any other filing or document required by the SEC, and (ii) the preparation, distribution and filing of any filings, applications and notices which may be required by other federal, state and local governmental or regulatory agencies or stock exchanges in any jurisdiction, including the United States and Canada.

7. Brokers. Neither IMUN , CYTO, nor any of their officers, directors, employees or stockholders has retained or used, and none of them will retain or use, the services of any broker, finder or investment banker which would result in the imposition of a fee or any other compensation of any kind to any third- parties in connection with this LOI or the collaboration agreement.

8. Responsibility and Costs. Each party will be responsible for their own costs and expenses associated with the transactions contemplated hereby, including, but not limited to, legal fees and costs, and the costs associated with obtaining shareholder, governmental and other third-party approvals. Also, CYTO will be responsible the funding of the developmental work, including but not limited to, clinical trials, GMP manufacturing and regulatory filings.

9. Exclusivity. In consideration of IMUN ’s undertaking the effort of , CYTO agrees that for a period of one hundred and twenty (120) days after the date hereof, it shall not consider, seek or solicit, negotiate with, or engage anyone to seek, solicit, or negotiate on behalf of CYTO or its stockholders, or provide or cause to be provided information to, any third party in connection with any proposal or offer with respect to the acquisition of CYTO, or all or substantially all of its assets.

10. Governing Law/Jurisdiction. This Letter of Intent shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to such State’s principles of conflicts of law. The parties’ consent to the jurisdiction of the courts of the United States and Florida located in such state for the resolution of any dispute relating to this LOI.

11. Confidentiality. IMUN and CYTO have strict respect for the significant value of each other’s confidential information. IMUN and CYTO are parties to a Confidential Nondisclosure Agreement dated 17 March 2020 (“CDA”). By the execution hereof, IMUN and CYTO agree that the CDA are and remain in effect in accordance with the respective terms, and they reaffirm their respective rights and duties thereunder. If both parties enter into the Agreement, the Agreement will supersede the CDA.

12. Third Parties. This Letter of Intent is intended for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and no other person, firm or corporation shall have any third-party beneficiary or other rights hereunder.

13. Approval and Authority. The individuals signing this LOI on behalf of the parties have all authority needed to execute this document on their respective behalves.

14. Binding Provisions. Notwithstanding the non-binding nature of this LOI, Sections 9 “Exclusivity” and 11 “Confidentiality” hereof are binding upon the parties and shall be enforceable by them.

15. Next Steps. Negotiation Period will begin upon execution of this document. IMUN will prepare a first draft of the Agreement. Following the signing of this LOI, the Agreement will be negotiated (the Negotiation Period). The Negotiation Period will begin at the signing of the LOI and will end when the Agreement is fully signed. It is foreseen that the Negotiation Period will last for one hundred and twenty (120) days, however it is noted that this period may be longer than one hundred and twenty (120) days, depending on the efficiency of both parties in the activities to be conducted during the Negotiation Period. If the Parties haven't executed the Agreement by the end of the Negotiation Period, the Parties may mutually agree to extend the Negotiation Period upon the payment of appropriate consideration. Both parties agree to negotiate the Agreement in good faith, as expeditiously as reasonable

This letter is intended to constitute an offer that is binding upon acceptance. Except as specified above, neither party is under any obligation with respect to the subject matter hereof until such time that both parties have executed the Agreement and related agreements, if any, and all conditions set forth therein have been satisfied.

If the foregoing represents your understanding of the terms of our preliminary agreement, please sign this LOI on the below-designated line and return a copy to the undersigned no later than 5:00 p.m. (Eastern time) on 18 March 2020.

CYTOCOM, INC.	IMMUNE THERAPEUTICS, INC.

Signature of Authorized Officer	Signature of Authorized Officer

Noreen Griffin (CEO and President)	Michael K. Handley (CEO & President)
Name of Authorized Officer (Title)	Name of Authorized Officer (Title)

Date Signed (day/month/year)	Date Signed (day/month/year)